Registration No. 333-188400

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-188400

Under

The Securities Act of 1933

CALGON CARBON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	25-0530110
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3000 GSK Drive

Moon Township, PA 15108

(412) 787-6700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Corporation Service Company

251 Little Falls Drive

City of Wilmington, County of New Castle, Delaware 19808

(302) 636-5401

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

David Grubman

Jones Day

500 Grant Street

Pittsburgh, PA 15215

(412) 394-7223

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date of the Merger (as defined in the explanatory note).

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This post-effective amendment relates to Registration Statement No. 333-188400 on Form S-3 (the “Registration Statement”) previously filed by Calgon Carbon Corporation (the “Company”) on May 7, 2013 with the Securities and Exchange Commission registering shares of the Company’s Common Stock, Preferred Stock, Debt Securities, Warrants, Purchase Contracts, Units and Depositary Shares (as defined therein).

On March 9, 2018, pursuant to the Agreement and Plan of Merger, dated as of September 21, 2017, by and among the Company, Kuraray Co., Ltd., a company organized under the laws of Japan (“Kuraray”), Kuraray Holdings U.S.A., Inc., a Delaware corporation (“Parent”) and KJ Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and an indirect wholly owned subsidiary of Kuraray.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Calgon Carbon Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Moon, State of Pennsylvania, on this 9th day of March, 2018.

CALGON CARBON CORPORATION

By:	/s/ Chad Whalen
Name: Chad Whalen
Title: Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.